Exhibit (a-7)

THE ALGER ETF TRUST

CERTIFICATE OF DESIGNATION

FOR

ALGER WEATHERBIE ENDURING GROWTH ETF

The undersigned, being the duly elected and acting Secretary of The Alger ETF Trust (the “Trust”), a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust, DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Section 6.1 and Section 9.3 of the Trust’s Agreement and Declaration of Trust dated March 24, 2020, as amended (the “Declaration of Trust”), and further pursuant to the affirmative vote of a Majority of the Trustees at a meeting duly called and held on December 6, 2022, the Declaration of Trust is further amended as follows:

1.	Additional Series

There is hereby established and designated “Alger Weatherbie Enduring Growth ETF” (the “New Fund”) as a series of the Trust. The beneficial interest in the New Fund shall be divided into Shares having a nominal or par value of one mill ($.001) per Share, of which an unlimited number may be issued, which Shares shall represent interests only in the New Fund. The Trustees shall have authority from time to time to authorize Classes of Shares for the New Fund (each of which Classes shall represent interests only in the New Fund) as they deem necessary and desirable. Initially, there shall be a single non-denominated Class of Shares of the New Fund. The Shares of the New Fund, and the Classes thereof, shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Article 6 of the Declaration of Trust, as from time to time in effect. Without limitation of the foregoing sentence, each Share of such Series representing the beneficial interest of the New Fund shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional Share, as to matters on which Shares of such Series shall be entitled to vote, and shall represent a share of the beneficial interest of the New Fund, all as provided in the Declaration of Trust.

2.	Amendment

Subject to the provisions and limitations of Section 9.3 of the Declaration of Trust and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment hereto requires the authorization of the Shareholders of the New Fund as provided in Section 7.1 of the Declaration of Trust, such amendment shall be adopted by an instrument signed in writing by a Majority of the Trustees (or any officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with Section 7.5 of the Declaration of Trust of the holders of the Shares of the New Fund outstanding and entitled to vote.

3.	Incorporation of Defined Terms

All capitalized terms that are not defined herein shall have the meanings as are assigned to those terms in the Declaration of Trust.

*        *         *

The Trustees further direct that, upon the execution of this Certificate of Designation, the Trust, as contemplated by Section 9.4 of the Declaration of Trust, shall take all necessary action to file a copy of this Certificate of Designation with the Secretary of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 6th day of December 2022.

/s/ Tina Payne
Tina Payne
Secretary

ACKNOWLEDGEMENT

State of New York	)
) ss
County of New York	)

December 6, 2022

Then personally appeared the above-named Tina Payne and acknowledged the foregoing instrument to be her free act and deed.

Before me,

/s/ Louise M. Ulitto
Notary Public
My Commission Expires: January 31, 2023

3